Exhibit 99.1

MEDIA CONTACT: Gerard Laurain (312) 384-8041	INVESTOR CONTACT: Jim Polson: 1-866-268-4744

Neutral Tandem Announces Third Quarter Financial Results

Third Quarter 2008 Highlights

•	Revenue of $31.2 million, up 38.1% from $22.6 million in 3Q’07

•	Pretax income of $9.5 million, compared to $3.5 million for 3Q’07

•	Net income of $6.2 million, compared to $2.0 million for 3Q’07

•	Adjusted EBITDA (as defined below) of $13.4 million, up 81.1% from $7.4 million in 3Q’07

•	Billed Minutes of 15.9 billion, an increase of 48.6% over 3Q’07

•	Commenced operations in nine additional markets

CHICAGO, October 28, 2008 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of tandem interconnection services, today announced its third quarter 2008 financial results.

“We are very pleased with our third quarter results. Our performance reflects Neutral Tandem’s continued success in executing on our strategic priorities to broaden our geographic presence, expand our interconnections with new and existing customers, and increase the types of traffic we carry across our network,” said Rian Wren, President and Chief Executive Officer of Neutral Tandem. “We will continue to focus on effectively managing our resources to meet our objectives across each of these key initiatives.”

Third Quarter Results

Revenue increased 38.1% to $31.2 million for the three months ended September 30, 2008, compared to $22.6 million during the three months ended September 30, 2007. The increase in third quarter revenue was primarily related to an increase in the number of minutes carried over our network.

Billed minutes increased 48.6% to 15.9 billion minutes for the three months ended September 30, 2008, compared to 10.7 billion minutes for the three months ended September 30, 2007.

Network and facilities expenses for the three months ended September 30, 2008 were $11.2 million, compared to $8.2 million for the three months ended September 30, 2007. This increase was largely due to greater traffic volumes carried over our network and an increase in the number of markets in which we operate. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $7.6 million for the three months ended September 30, 2008, compared to $7.2 million for the three months ended September 30, 2007. The increase primarily resulted from higher employee expenses, including additional headcount to grow the business, offset by a decrease in litigation expenses.

Pretax income for the three months ended September 30, 2008 was $9.5 million, up over 171% from $3.5 million for the three months ended September 30, 2007.

Income tax expense for the three months ended September 30, 2008 was $3.3 million, compared to income tax expense of $1.6 million for the three months ended September 30, 2007. The effective tax rate for the three months ended September 30, 2008 was approximately 34.7%.

Net income for the three months ended September 30, 2008 was $6.2 million, or $0.19 per diluted share, compared to $2.0 million, or $0.08 per diluted share, for the three months ended September 30, 2007.

Adjusted EBITDA, a non-GAAP measure, for the three months ended September 30, 2008 was $13.4 million, up 81.1% compared to $7.4 million for the three months ended September 30, 2007. The Adjusted EBITDA margin for the three months ended September 30, 2008 was 42.9%, up from 32.7% for the three months ended September 30, 2007. This increase in Adjusted EBITDA margin was driven by the continued scaling of our operating expenses, as well as network efficiency and optimization efforts. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

We also expanded our footprint to commence operations in nine new markets during the third quarter of 2008. We operated in 91 markets as of September 30, 2008, as compared to 56 markets as of September 30, 2007.

Year-to-Date Results

Revenue was $86 million for the nine months ended September 30, 2008, compared to $60.7 million during the nine months ended September 30, 2007, an increase of 41.7%.

Billed minutes for the nine months ended September 30, 2008 were 42.9 billion, up 46.9% from 29.2 billion minutes during the nine months ended September 30, 2007.

Pretax income for the nine months ended September 30, 2008 was $24.7 million, up 194% from $8.4 million during the nine months ended September 30, 2007.

Income tax expense for the nine months ended September 30, 2008 was $8.9 million, compared to income tax expense of $3.9 million for the nine months ended September 30, 2007. The effective tax rate during the nine months ended September 30, 2008 was approximately 36%.

Net income was $15.8 million for the nine months ended September 30, 2008, or $0.48 per diluted share, compared to $4.5 million, or $0.18 per diluted share during the nine months ended September 30, 2007.

Adjusted EBITDA, a non-GAAP measure, for the nine months ended September 30, 2008 was $34.6 million, up approximately 74.7 % compared to $19.8 million during the nine months ended September 30, 2007. The Adjusted EBITDA margin for the nine months ended September 30, 2008 was 40.2%, up from 32.6% for the nine months ended September 30, 2007. Included in Adjusted EBITDA for the nine months of 2008 is the impairment of fixed assets of $0.2 million and other expense of $0.6 million incurred in connection with our follow-on offering of common stock earlier this year. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

Business Outlook

Based on actual results for the first nine months of 2008 and management’s current belief about minute-based revenue trends, expenses and the competitive environment, Neutral Tandem affirms its 2008 forecast for the following metrics and continues to estimate:

•	Revenue for the full year of 2008 is expected to be between $117 million and $121 million.

•	Adjusted EBITDA, a non-GAAP financial measure, for the full year of 2008 is expected to be between $47 million and $49 million.

•	Billed minutes for the full year of 2008 are estimated to be between 59.5 billion and 61.5 billion minutes.

In addition, we are revising our projections with respect to capital expenditures and the number of new markets in which we will commence operations. Neutral Tandem now estimates that:

•	Capital expenditures for the full year of 2008 are expected to be between $21 million and $23 million, down from the previous forecast range of $23 million and $25 million.

•	Operations to commence in 35 new markets during the full year of 2008, up from the previous forecast of 30 new markets.

Wren commented, “Despite the current challenging economic environment, we are pleased with our execution across our strategic initiatives. Going forward, we believe that our investments in advanced technologies and the strength of our service offerings will enhance our ability to drive shareholder value.”

Webcast and Conference Call

A webcast and conference call will be held today, October 28 at 10:00 a.m. Eastern Time. A live webcast of the conference call as well as a replay will be available online on the company’s corporate website at www.neutraltandem.com. Participants can also access the call by dialing 877-801-6172 (within the United States and Canada), or 303-262-2140 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until approximately 11:59 p.m. (CST) on November 28, 2008. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11121257#.

Cautions Concerning Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding Neutral Tandem’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Neutral Tandem may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation affecting the telecommunications industry; technological developments; the effects of competition; natural or man-made disasters; the impact of current or future litigation; the ability to attract, develop and retain executives and other qualified employees; the ability to obtain and protect intellectual property rights; changes in general economic or market conditions; and other important factors included in Neutral Tandem’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of Neutral Tandem’s Annual Report on Form 10-K for the period ended December 31, 2007 and Quarterly Report on form 10-Q for the period ended June 30, 2008. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of tandem interconnection services to wireless, wireline, cable and broadband providers. Founded in 2003, Neutral Tandem facilitates inter-carrier communications with a cost-effective alternative to the Incumbent Local Exchange Carrier (ILEC) network. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. As of September 30, 2008, Neutral Tandem was capable of connecting approximately 372 million telephone numbers assigned to carriers. Please visit Neutral Tandem’s website at: www.neutraltandem.com.

The consolidated balance sheets and statement of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue	$31,154	$22,617	$85,958	$60,740

Operating Expense:
Network and facilities expense (excluding depreciation and amortization)	11,215	8,199	29,711	21,417
Operations	4,288	3,354	12,485	11,734
Sales and marketing	466	392	1,461	1,235
General and administrative	2,801	3,467	9,013	7,373
Depreciation and amortization	3,561	2,795	9,647	7,766
Impairment of fixed assets	—	—	195	—
Loss (gain) on disposal of fixed assets	—	23	—	(138)

Total operating expense	22,331	18,230	62,512	49,387

Income from operations	8,823	4,387	23,446	11,353

Other (income) expense
Interest expense, including debt discount of $22, $30, $73 and $107 respectively	208	395	757	1,318
Interest income	(870)	(222)	(2,567)	(639)
Other expense	—	—	550	—
Change in fair value of warrants	—	681	—	2,312

Total other (income) expense	(662)	854	(1,260)	2,991

Income before income taxes	9,485	3,533	24,706	8,362
Provision for income taxes	3,321	1,561	8,875	3,911

Net income	$6,164	$1,972	$15,831	$4,451

Net income per share:
Basic	$0.19	$0.37	$0.50	$0.84

Diluted	$0.19	$0.08	$0.48	$0.18

Weighted average number of shares outstanding:
Basic	32,009	5,320	31,626	5,320

Diluted	33,312	25,024	33,190	24,781

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$106,280	$112,020
Receivables	16,709	12,104
Deferred tax asset-current	3,040	2,242
Other current assets	1,390	1,016

Total current assets	127,419	127,382
Property and equipment—net	42,570	37,410
Restricted cash	419	419
Investments and other assets	19,949	805

Total assets	$190,357	$166,016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,272	$575
Accrued liabilities:
Circuit cost	3,538	5,694
Rent	1,176	1,163
Payroll and related items	2,893	1,692
Other	2,363	2,768
Current installments of long-term debt	3,505	4,384

Total current liabilities	15,747	16,276
Other liabilities	570	527
Deferred tax liability-noncurrent	4,214	2,095
Long-term debt —excluding current installments	698	3,196

Total liabilities	21,229	22,094
Commitments and contingencies
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at September 30, 2008 and December 31, 2007	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 32,165,591 shares and 30,832,939 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	32	32
Warrants	—	6,920
Additional paid-in capital	149,324	132,889
Accumulated other comprehensive loss	(140)	—
Accumulated earnings	19,912	4,081

Total shareholders’ equity	169,128	143,922

Total liabilities and shareholders’ equity	$190,357	$166,016

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash Flows From Operating Activities:
Net income	$15,831	$4,451
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	9,647	7,766
Deferred tax	1,408	979
Impairment of fixed assets	195	—
Gain on disposal of fixed assets	—	(138)
Non-cash share-based compensation	2,027	667
Amortization of debt discount	73	107
Changes in fair value of warrants	—	2,312
Changes in assets and liabilities:
Receivables—net	(4,605)	(3,440)
Other current assets	(374)	(1,418)
Other noncurrent assets	229	25
Accounts payable	1,175	245
Accrued liabilities	(1,347)	6,046
Noncurrent liabilities	43	206

Net cash flows from operating activities	24,302	17,808

Cash Flows From Investing Activities:
Purchase of equipment	(14,480)	(11,462)
Proceeds from sale of equipment	—	218
Increase in restricted cash	—	(22)
Purchase of investments	(25,150)	—
Sale of investments	5,550	—

Net cash flows from investing activities	(34,080)	(11,266)

Cash Flows From Financing Activities:
Net proceeds from the issuance of common shares	—	10
Cash paid for stock issuance costs	—	(931)
Proceeds from the issuance of common shares associated with stock option exercise	7,488	—
Principal payments on long-term debt	(3,450)	(4,195)

Net cash flows from financing activities	4,038	(5,116)

Net Increase (Decrease) In Cash And Cash Equivalents	(5,740)	1,426
Cash And Cash Equivalents—Beginning	112,020	20,084

Cash And Cash Equivalents—End	$106,280	$21,510

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$675	$1,063

Cash paid for taxes	$3,201	$2,276

Cash refunded for taxes	$—	$542

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$985	$5,161

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate the change in the fair value of warrants and non-cash share based compensation. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense and the change in fair value or warrants and non-cash share based compensation. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended December 31,
	2008	2007	2008	2007	2008 (1)
Net income	$6,164	$1,972	$15,831	$4,451	$21,900
Interest expense (income), net	(662)	173	(1,810)	679	(2,300)
Provision for income taxes	3,321	1,561	8,875	3,911	12,600
Depreciation and amortization	3,561	2,795	9,647	7,766	13,100

EBITDA	$12,384	$6,501	$32,543	$16,807	$45,300
Non-cash share-based compensation	988	232	2,027	667	2,700
Change in fair value of warrants	—	681	—	2,312

Adjusted EBITDA	$13,372	$7,414	$34,570	$19,786	$48,000

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release.

This reconciliation is based on the midpoint of the guidance range announced in this press release.